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                                                                   EXHIBIT 11.01


                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                             NINE MONTHS ENDED                   FISCAL YEAR ENDED
                                         -------------------------     --------------------------------------
                                           MARCH 31,    MARCH 31,        JUNE 30,     JUNE 30,     JUNE 30,
                                             1997         1996             1996         1995         1994
                                         ------------  -----------     ------------  -----------  -----------


PRIMARY:

Net earnings available for Common Shares $   119,229   $  106,620      $   117,634   $  142,515   $   84,628
                                         ============  ===========     ============  ===========  ===========

Average shares outstanding                   106,646       99,869          100,744       97,297       88,402

Dilutive effect of stock options               2,065        1,894            2,178        3,269        7,506
                                         ------------  -----------     ------------  -----------  -----------

Weighted average number of Common
   Shares outstanding                        108,711      101,763          102,922      100,566       95,908
                                         ============  ===========     ============  ===========  ===========

Primary earnings per Common Share        $      1.10   $     1.05      $      1.14   $     1.42   $     0.88
                                         ============  ===========     ============  ===========  ===========

FULLY DILUTED:

Net earnings available for Common Shares $   119,229   $  106,620      $   117,634   $  142,515   $   84,628

9.53% convertible debenture interest,
   net of income tax effect                        -          270              270          394          406
                                         ------------  -----------     ------------  -----------  -----------

Fully diluted net earnings available     $   119,229   $  106,890      $   117,904   $  142,909   $   85,034
                                         ============  ===========     ============  ===========  ===========

Average shares outstanding                   106,646       99,869          100,744       97,297       88,370

Dilutive effect of stock options               2,163        2,077            2,371        3,388        7,567

Assumed converison of 9.53% convertible
   debentures                                  -              956              717        1,071        1,071
                                         ------------  -----------     ------------  -----------  -----------

Weighted average number of Common
   Shares outstanding                        108,809      102,902          103,832      101,756       97,008
                                         ============  ===========     ============  ===========  ===========

Fully diluted earnings per Common Share  $      1.10   $     1.04      $      1.14   $     1.40   $     0.88
                                         ============  ===========     ============  ===========  ===========
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